Exhibit 99.1

CNS Pharmaceuticals Announces Full Exercise of Over-Allotment Option

HOUSTON, TX November 21, 2019 – CNS Pharmaceuticals, Inc. (NASDAQ: CNSP) ("Company"), a biotechnology company specializing in the development of novel treatments for brain tumors, today announced the closing of the issuance of an additional 318,750 shares of its common stock pursuant to the exercise in full of the underwriters’ over-allotment option in connection with its initial public offering (the “IPO”). The additional shares were sold at the IPO price of $4.00 per share, before underwriting discounts and commissions.

The gross proceeds from the sale of the additional shares, before deducting underwriting discounts and commissions, was $1.3 million, bringing the total gross proceeds from the IPO to $9.8 million. The Company’s shares of common stock trade on the NASDAQ Capital Market under the ticker symbol “CNSP.”

The Benchmark Company, LLC acted as sole Book Running Manager for the offering.

A registration statement on Form S-1 (File No. 333-232443) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on November 7, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus, when available, may be obtained from The Benchmark Company, LLC, Attn: Prospectus Department, 150 E 58th Street, 17th floor, New York, NY 10155, 212-312-6700, Email: prospectus@benchmarkcompany.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Berubicin

Berubicin is an anthracycline, a class of drugs among the most powerful chemotherapy drugs and effective against more types of cancer than any other class of chemotherapeutic agents. Anthracyclines are designed to damage the DNA of targeted cancer cells by interfering with the action of the topoisomerase II, a critical enzyme enabling cell proliferation. Berubicin was developed at the MD Anderson Cancer Center (MDACC), the world’s largest cancer research facility. Berubicin appeared to demonstrate one Durable Complete Response in a Phase I human clinical trial conducted by a prior developer.

About CNS Pharmaceuticals Inc.

CNS Pharmaceuticals is a biotechnology company specializing in the development of novel treatments for primary and metastatic brain and central nervous system tumors. Its lead candidate Berubicin is for the treatment of glioblastoma, a type of brain cancer currently considered incurable, as well as pancreatic and ovarian cancers, and lymphomas. The Company entered into an IP agreement with Houston Pharmaceuticals, Inc. and a Purchase Agreement with Reata Pharmaceuticals Inc. For more information, visit www.cnspharma.com.

Investor Relations Contact

James Salierno / Kait Brosco

The Ruth Group

646-536-7028 / 7032

jsalierno@theruthgroup.com

kbrosco@theruthgroup.com

Media Contact

Kirsten Thomas

The Ruth Group

(508) 280-6592

kthomas@theruthgroup.com